Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	MAF Bancorp, Inc.	Contact:	Jerry Weberling, EVP and
	55th Street & Holmes Avenue		Chief Financial Officer
	Clarendon Hills, IL 60514		(630) 887-5999

www.mafbancorp.com	Michael J. Janssen
Senior Vice President
(630) 986-7544

MAF BANCORP ANNOUNCES COMPLETION OF

EFC BANCORP MERGER

Clarendon Hills, Illinois, February 1, 2006 - MAF Bancorp, Inc. (NASDAQ: MAFB) announced today that it has completed its acquisition of EFC Bancorp, Inc. (AMEX: EFC), previously announced on June 30, 2005. In the transaction, each share of EFC Bancorp common stock has been converted into the right to receive either 0.8082 shares of MAF Bancorp common stock or cash in the amount of $34.69, or a combination thereof, based on previous elections made by EFC stockholders. The aggregate transaction value totals approximately $176.4 million, including $67.3 million in cash and 2.34 million shares of MAF Bancorp common stock to be paid to EFC stockholders, and the value of EFC stock options.

The number of shares requested in stock elections received prior to the election deadline exceeded the maximum number of shares to be issued under the terms of the merger agreement. Under the proration procedures set forth in the merger agreement, EFC stockholders who made stock elections or mixed elections will receive 96.1274% of the stock they elected to receive and will receive the balance of their consideration in cash. EFC stockholders who elected cash or made no election will receive all cash consideration in the amount of $34.69 per share of EFC stock they hold.

As part of the transaction, EFS Bank, a wholly-owned subsidiary of EFC Bancorp, has been merged into Mid America Bank, a wholly-owned subsidiary of MAF Bancorp. The merger provides Mid America with seven additional branch locations in northwest suburban Kane and Cook counties, excluding two EFS Bank branch locations, in St. Charles and south Elgin, which will be consolidated during the first half of 2006 with nearby Mid America locations. The data processing conversion is currently scheduled for completion by February 20, 2006, after which time customers of EFS will be able to take full advantage of Mid America’s branch locations throughout Chicago, along with a wide array of financial products and services. Leo M. Flanagan, Jr., Chairman of the Board of EFC Bancorp, Inc., has been appointed to the Board of Directors of both MAF and Mid America.

MAF, which is headquartered in Clarendon Hills, Illinois, has total assets and deposits following the EFC merger of approximately $11.5 billion and $6.9 billion, respectively. With the addition of the seven EFS Bank branches, Mid America operates a network of 82 banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in the Milwaukee area operate under the name “St. Francis Bank, a division of Mid America Bank.” The Company’s common stock trades on the Nasdaq Stock Market under the symbol MAFB.